LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780
WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000
FACSIMILE (202) 362-2902
www.luselaw.com

WRITER'S DIRECT DIAL NUMBER	WRITER’S E-MAIL
(202) 274-2009	mlevy@luselaw.com

March 28, 2014

Via EDGAR

Mr. John Spitz
Staff Accountant
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549-3561

Re:             ESSA Bancorp, Inc.
Form 10-K for the Fiscal Year Ended September 30, 2013
Filed December 16, 2013
File No. 001-33384

Dear Mr. Spitz:

We are writing to confirm your telephone conversation of yesterday with Allan Muto, Chief Financial Officer, ESSA Bancorp, Inc. (the “Company”) regarding the March 14, 2014 comment letter issued by the Securities and Exchange Commission on the above-referenced filing by the Company.  As discussed, to enable the Company to be fully responsive to the Staff’s comments, the Staff agreed to allow the Company an extension of the time period for responding to the comments.  The Company will file its responses to the Staff’s comments on or before April 4, 2014.

Sincerely,

/s/ Marc P. Levy
Marc P. Levy

cc:           Allan Muto, ESSA Bancorp
 Benjamin Phippen, SEC